Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-96081, No. 333-92204, No. 333-66289,No. 333-4412 and No. 333-109857) of IXYS Corporation of our report dated May 18, 2004 relating to the consolidated financial statements of IXYS Corporation for the year ended March 31, 2004, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
San Jose, California
June 20, 2006